EXHIBIT 5.1

SONFIELD & SONFIELD

A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 2500 WILCREST DRIVE, 3RD FLOOR HOUSTON, TEXAS 77042-2754 WWW.SONFIELD.COM TELECOPIER (713) 877-1547 ____ TELEPHONE (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com Jennifer Abney Legal Assistant jennifer@sonfield.com

July 20, 2015

StemGen, Inc.

800 Town and Country Blvd., Suite 300

Houston, Texas 77024

Ladies and Gentlemen:

You have requested our opinion as counsel for StemGen, Inc., a Delaware corporation (the " Company "), in connection with the registration statement on Form S-1 (the "Registration Statement "), under the Securities Act of 1933 (the "Act"), filed by the Company with the U.S. Securities and Exchange Commission. The Registration Statement relates to an offering of 5,000,000 shares of the Company's common stock, par value $0.001 per share (the " Shares "), that were issued to the selling shareholders (the " Selling Shareholders ") pursuant to an investment agreement with each Selling Shareholder dated March 6, 2015 (the " Agreements ").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the articles of incorporation of the Company; (b) the bylaws of the Company; (c) the Agreements; and (d) the Registration Statement, including all exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable.

Our opinion herein is based upon the laws of the State of Delaware. This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sonfield & Sonfield

Sonfield & Sonfield